LICENSE AGREEMENT

FOR

DISTRIBUTION OF MOBILE GAME(S)

DATED 02 September 2005

BETWEEN

PIXIEM, Inc.

and

C-Valley (Beijing) Information Technology Co., Ltd.

Contents

APPENDICES

This Agreement consists of this main Agreement and the following Appendices attached hereto which are incorporated herein by reference:

1 Fees and Revenue Share

2 Game specifications

In the event of any conflict between this Agreement and any of the Appendices, this Agreement shall prevail unless otherwise agreed in the Appendix..

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This License Agreement for Distribution of Mobile Game(s) (hereinafter "**Agreement**") is entered into by and between **Pixiem, Inc.**, a company incorporated under the laws of Delaware, USA and having its primary place of business at 115 River Road Bldg 8, Edgewater, New Jersey 07020 USA (hereinafter referred to as **"PIXIEM"**) and **C-Valley (Beijing) Information Co., Ltd.**, a company incorporated under the laws of China and having its primary place of business at 2802, China Merchants Tower, 118 Jianguo Road, Beijing, 100022 (hereinafter referred to as **"C-Valley"**).

WHEREAS,

(a) PIXIEM has expertise in the production of high-quality entertainment applications, downloadable mobile games and technology for mobile devices;

(b) C-Valley has expertise in porting, marketing and distributing mobile games in the People's Republic of China;

(c) Subject to the terms and conditions specified herein after, C-Valley desires to obtain, and PIXIEM desires to grant, a license to port and localize the Game(s) to develop Converted Game(s), and market, distribute and sell the Converted Game(s) to End-Users in the Territory (hereinafter referred to as the "Purpose");

NOW THEREFORE, in consideration of the agreements, representations and warranties contained herein, and for good and valuable consideration, PIXIEM and C-Valley (hereinafter jointly the "**Parties**") hereby agree as follows:

1 SUBJECT MATTER OF THE AGREEMENT

This Agreement defines the terms and conditions under which C-Valley may port and localize the Game(s) specified in Appendix 2 to develop the Converted Game(s), and to market, distribute and sell such Converted Game(s) to End-Users in the Territory. The Parties may add new games or new handset and/or language versions of the Games under this Agreement by agreeing separately about the issue in writing (including email). If the Parties do not agree about specific terms for the new games or new handsets and/or language versions, the terms of this Agreement and the then-current Appendices (as amended) shall apply also the distribution of the new games and new handset and/or language versions.

2 DEFINITIONS

The following expressions or terms, whenever used in this Agreement and its Appendices, shall have the following meanings:

"Affiliate" shall mean any corporation, partnership or other entity fifty (50%) percent or more of whose: (i) shares or other securities or equity interests entitled to vote for the election of directors or other managing authority; or (ii) interest in the income thereof, is, at the time of determination and only so long as it remains, held, owned or controlled, directly or indirectly and individually or in combination with any other Affiliate, by a Party.

"Converted Games" means the Game ported for use on specific mobile handsets and further localized by C-Valley or its Affiliates for marketing, distribution, and sale to End-Users in the Territory.

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"**Derivative Works**" shall mean: (a) for material subject to copyright, registered or unregistered design protection, any work which is based on one or more pre-existing works of the Game(s) and/or Converted Game(s), such as revision, modification, improvement, upgrades, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; and (b) for material subject to trade secret protection, any new material, information or data relating to and derived from the Game(s) and/or Converted Game(s), including new material which may be protected by copyright, patent or other proprietary right, and, with respect to each of the above, the preparation and/or use of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

"**Transaction Price**" shall mean the sales price of one download as set by Parties for each Converted Game and payable by the End-User to C-Valley or its Affiliates per each purchase.

"**End-User**" shall mean a person or legal entity in the Territory who acquires from C-Valley the non-assignable and non-exclusive right to use a Converted Game for personal (and non-commercial) use. The End-Users shall have no right to further distribute or assign the Converted Game(s).

"**Game(s)**" shall mean mobile game(s) developed by PIXIEM as described in Appendix 2. Support for any such game on different handset(s) shall be in PIXIEM's sole and absolute discretion.

"**Game Concept**" shall mean the idea and functionality of the Game(s).

"**Marketing Materials**" shall mean any documents and materials including manuals and packaging of the Game(s), advertising, promotional, display and/or other such marketing materials of or concerning the Game(s) furnished and/or approved by PIXIEM and which C-Valley may use in conjunction with the marketing, distribution, sale of the Converted Game(s).

"**Object Code**" means a machine-readable representation of the series or sequence of computer instructions or statements constituting the software portion of software, which instructions or statements can be executed on the computer equipment with an operating system for which such software was designed.

"**Source Code**" means the human readable representation of the series or sequence of computer instructions or statements constituting the software portion software which instructions or statements, when compiled, constitute the executable version of the software.

"**Territory**" shall mean the geographical region or other domain where C-Valley and its Affiliates are allowed pursuant to this Agreement to port the Game(s) to develop Converted Games, and market, distribute and sell the Converted Game(s) to End-Users. The Territory shall be defined separately for each Game in Appendix 2. If not otherwise defined, the territory shall be limited to the People's Republic of China, excluding its territorial possessions (including, without limitation, Taiwan).

3 INTELLECTUAL PROPERTY RIGHTS AND GRANT OF LICENSE

3.1 Subject to the terms and conditions hereof, PIXIEM hereby grants to C-Valley and its Affiliates during the term of this Agreement a non-exclusive and non-transferable license within the Territory to:

(a) use the Source Code version of the Game(s) solely for the purposes and to the extent reasonably necessary to port and localize the Game(s) and develop the Converted Game(s);

(b) market, distribute, and sell the Object Code versions of the Converted Games to End-Users;

(c) use the Converted Game(s) in a demonstration environment for the purpose of marketing, distributing, and selling the Game(s) to End-Users; and

(d) reproduce the necessary copies of the Converted Game(s) and PIXIEM's Marketing Materials for the purposes above in b) and c) above.

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3.2 Subject to the terms and conditions hereof, PIXIEM hereby grants to C-Valley and its Affiliates during the term of this Agreement a non-exclusive, non-transferable, and royalty-free license to use all of PIXIEM's copyrighted materials related to Game(s) (the "**Copyrights**") and all proprietary marks of PIXIEM regarding the Game(s), including, without limitation, any trademarks, service marks, or other marks or logos of PIXIEM (collectively, "**Marks**"), in connection with C-Valley's and its Affiliates' exercise of the licenses granted in Section 3.1 above.

3.3 Except as expressly set forth in Sections 3.1 and 3.2 above, no other licenses are granted by PIXIEM to C-Valley or its Affiliates under this Agreement, including, without limitation, any right to sublicense, whether by implication, estoppel, course of conduct, or otherwise.

3.4 C-Valley acknowledges that the Copyrights, Marks, and any other Intellectual Property Rights used or embodied in or in connection with the Game(s) or Converted Game(s), including, without limitation, the Game Concept and all Marketing Materials are and shall remain the sole and exclusive property of PIXIEM, and neither C-Valley nor its Affiliates shall during or at any time after the term of this Agreement in any way question or dispute the ownership of any such rights granted to PIXIEM in relating to the Game(s) or Converted Game(s). Furthermore, C-Valley acknowledges and agrees that the utilization of the Copyrights or Marks will not create in it or its Affiliates, nor will it represent it or its Affiliates have, any right, title or interest in or to such Game(s), Converted Game(s), Copyrights or Marks other than the licenses expressly granted herein. In addition, any Derivative Works created or invented based on a Game or Converted Game(s) or any Intellectual Property Rights embodied or incorporated in such Derivative Works or any part thereof, shall be exclusively owned by PIXIEM. PIXIEM reserves all rights that are not expressly granted. No exclusive rights shall be granted by this Agreement.

3.5 Neither C-Valley or its Affiliates: (a) shall create adopt any trademarks or trade names which are confusingly similar to Marks; (b) shall modify or in any way hide, alter, or tamper with Copyrights or Marks affixed on the Game(s) or Converted Game(s) without PIXIEM's prior written consent; and (c) shall display symbols and notices clearly and sufficiently indicating the trademark status and ownership of the Copyrights and Marks by PIXIEM or its licensors in accordance with applicable law.

4 RESTRICTIONS

C-Valley's rights under the Section 3 shall be non-exclusive in nature for the Game(s) specified in Appendix or later attached to this Agreement by reference. For the avoidance of doubt, C-Valley acknowledges that PIXIEM shall be entitled to port and localize, and market, distribute, sell, license or sublicense the Games globally (including within the Territory), directly or through a third party, to any end-users.

C-Valley and/or its Affiliates will not disassemble, decompile, reverse engineer or otherwise attempt to derive the Source Code, underlying ideas, algorithms, structure, or organization of the Game(s). C-Valley and/or its Affiliates will not copy or otherwise reproduce the Game or the Game Concept, in whole or in part, except as expressly authorized by this Agreement. C-Valley's rights in the Game and Game Concept will be limited to those expressly granted in this Agreement.

Except as otherwise expressly permitted herein, neither C-Valley nor its Affiliates shall modify or create any Derivative Work of the Game(s) or the Converted Game(s).

What is said about the Party in this Section applies to the Affiliate of the Party.

5 PRICES AND PAYMENT

PIXIEM shall be entitled to fees and to revenue share according to the terms and conditions set forth in Appendix 1. Appropriate Value Added Tax (VAT) is added to the fees and to revenue share. PIXIEM shall invoice the fees according to Appendix 1 and revenue share after PIXIEM receives the subject sales report. The payment term for the fees and revenue share to PIXIEM is specifically agreed in Appendix 1.

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6 GENERAL RESPONSIBILITIES OF PIXIEM

PIXIEM ensures that it shall assign personnel of appropriate skills, qualification and experience to perform and fulfill its obligations under this Agreement.

PIXIEM assumes no liability for any conclusions, which C-Valley or End-User may draw based on the Game.

PIXIEM shall submit Marketing Material (screenshots, game descriptions, high-resolution graphics, etc), Source Code and Object Code versions of the Game(s) to C-Valley via email as attachments or via other method chosen by PIXIEM. The Game(s) and documentation shall be in English unless otherwise agreed between the Parties.

7 GENERAL RESPONSIBILITIES OF C-VALLEY

C-Valley undertakes to use all reasonable endeavors to promote and engage itself in the sale and hosting of the Converted Games and agrees to maintain reasonable resources to forcefully, diligently and in a professional manner handle and execute C-Valley's obligations under this Agreement.

C-Valley represents and warrants to PIXIEM that it has the ability and the experience to carry out the obligations assumed by it under this Agreement.

C-Valley is an independent contractor and shall market the Game for its own account and on its own risk. C-Valley may not in any respect represent PIXIEM or enter into any agreement or other commitment on PIXIEM's behalf.

C-Valley undertakes to submit a monthly sales report to PIXIEM no later than ten (10) business days after C-Valley and/or its Affiliates receive the report from carriers if the Converted Game is distributed via carriers' download platforms. C-Valley undertakes to submit a monthly sales report to PIXIEM no later than ten (10) business days after the end of the month if the Converted Game is distributed via C-Valley and/or its Affiliates' distribution outlets (include but not limited to offline outlets). The sales report shall include at least number of downloads and Transaction Price per each Game. In order to enable PIXIEM to better suit its product development efforts for End-Users' needs, C-Valley will forward PIXIEM any written customer feedback it receives from the End Users. PIXIEM has also right to use this information for marketing purposes.

C-Valley undertakes to keep correct and complete accounts showing sales of Converted Games and all prices, fees, royalties, expenses or costs charged. C-Valley, its agents, contractors, and Affiliates shall maintain such records for the term of this Agreement and three (3) years thereafter. PIXIEM is entitled to hire at its own cost one (1) and only one (1) independent third party CPA-auditor agreed by C-Valley to review C-Valley's accounts relative to the Converted Games covered by this Agreement with thirty (30) days prior written notice for conformity with this Agreement, provided that such review is conducted so as to cause no unreasonable cost or hardship to C-Valley, and at most once per year, and at the latest within one (1) year after PIXIEM ceases to be entitled to the Revenue Share according this Agreement. Third party accountant shall maintain the confidentiality of anything discovered in the course of such review from any third party other than PIXIEM, and then only to the extent strictly necessary to report to PIXIEM on its findings regarding the accounts. In the event that any such audit reveals underpayment more than ten percent (10%) or more than one thousand US Dollars ($1000.00) (the bigger amount applies) or other material breach of the obligations of this Agreement by C-Valley, C-Valley will reimburse PIXIEM for the costs of such accountants, in addition to the payment of such underpayment.

8 SENDING OF CONTENT; QUALITY ASSURANCE

Upon execution of this Agreement PIXIEM will electronically send the Source Code and Object Code versions of the Game(s) to C-Valley to begin the Game conversion process.

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C-Valley shall ensure that PIXIEM has access to the Converted Games for purposes of quality assurance well ahead of any planned launch. PIXIEM shall have the right to approve the Converted Games at C-Valley's final pre-gold master stage (as such terms are commonly understood in the entertainment software industry). The Converted Games shall not be marketed, distributed, sold or otherwise utilized by C-Valley and/or its Affiliates without first obtaining the written approval of PIXIEM as to the final form, content and quality of the Converted Games and all associated packaging, documentation and marketing materials therefore. PIXIEM shall use reasonable efforts to approve materials submitted by C-Valley within ten (10) business days after receipt, which approval shall not be unreasonably withheld. PIXIEM's failure to approve such materials submitted hereunder with the foregoing period shall be deemed approval of such materials by PIXIEM. C-Valley agrees to make such changes as may be required to correct any deficiencies noted by PIXIEM promptly upon receipt of such notice. This procedure will be repeated with each submission until PIXIEM determines that all requests for changes have been met. C-Valley understands that PIXIEM is under no obligation to approve the Converted Games or any other materials submitted to it for approval, and that PIXIEM may elect in its sole discretion to not approve of the Converted Games or any other materials submitted to it for approval. For clarity, in the case the Converted Games are rejected or otherwise not approved hereunder, PIXIEM will not be required to refund any expenses incurred to C-Valley.

Upon converting the Games C-Valley will electronically send the Source Code and Object Code of the Converted Games to PIXIEM.

9 PUBLICITY

Each party has a right to publicize its relationship with the other party with a mutual press release and shall have a right to place the logo of the other party to its website in connection with a short company description provided by the other party.

PIXIEM has a right to produce and publicize case studies on the basis of the download reports provided by C-Valley with mutual pre-agreement by both Parties.

10 CONFIDENTIALITY

Each Party shall keep all confidential information (either identified as confidential or which ought reasonably be regarded as confidential) which is disclosed (whether in writing, verbally or by any other means) by one party to the other and whether before or after the date of this Agreement and includes (but is not limited to) any information relating to the Game(s), Game Concept, Converted Game(s) or any of either Party's software, documents, data, specifications, developments, designs, plans, intentions, business and product information, and all terms of this Agreement including, without limitation, all discussions, negotiations and instructions relating thereto, including that which may have been discussed by the parties prior to the Effective Date. Any such confidential information shall be used only for the purposes of fulfilling the rights and obligations under this Agreement and both Parties agree not to disclose or make available the confidential information to any third party without the prior written consent of the other Party and to protect the confidentiality of the confidential information by using the same degree of care and diligence to protect such confidential information from disclosure to others as such party employs or should reasonably employ to so protect its own information of like importance (but in no event less than reasonable care). Notwithstanding the above said PIXIEM shall have a right to disclose confidential information to its parent company and to its Affiliates. All confidential information concerning the Game(s), and the Game Concept shall be proprietary information of PIXIEM and PIXIEM shall have a right to use the above-mentioned information as it sees fit.

Notwithstanding any other provision of this Agreement, any information shall not be, or shall cease to be, confidential information hereunder: (a) if such information is known to the receiving party prior to disclosure thereof by the disclosing party; (b) after such information is published or becomes publicly available without restriction and without breach of this Agreement by the receiving party; (c) after such information becomes available to the receiving party without restriction from others having no obligation to hold such information in confidence;

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or (d) if such information is developed by the receiving party independently of any disclosure of such information by the disclosing party.

If the receiving party is required by applicable law, rule, regulation or lawful order or ruling of any court, government agency or regulatory commission to disclose any confidential information, it agrees to provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order or to take steps to protect the confidentiality of such confidential information.

Each party acknowledges that, due to the unique nature of the other party's confidential information, the disclosing party suffer irreparable damage and will not have an adequate remedy in money or damages in the event of unauthorized use or disclosure of its confidential information. Therefore, the receiving party hereby consents to the issuance of an injunction, a decree for specific performance, and/or the enforcement of other equitable remedies against it by the disclosing party (including monetary damages if appropriate), to prevent such unauthorized use or disclosure, and hereby waives the defense of the availability of adequate relief in damages

11 WARRANTY

PIXIEM warrants that it is the owner of good and marketable title to the Game and that it has the necessary rights in and to the Game for granting the rights to C-Valley in accordance with this Agreement.

PIXIEM warrants that the Game is programmed so as to render it free from any material defects or viruses, to the extent as may be reasonably required from a diligent provider of high-quality software products. C-Valley acknowledges and accepts that the Game is a complex software product and may include defects. For avoidance of doubt the warranty only includes that the Game operates in the specified handset(s) and in other mutually agreed (in writing) environments according to the specifications provided by PIXIEM.

PIXIEM warrants that for a period of one hundred and eighty (180) days from delivery, the Game shall operate materially in accordance with the written specifications pertaining to the Game, as furnished to C-Valley. In the event of any breach of the foregoing warranty, PIXIEM's sole liability and C-Valley's sole remedy is for PIXIEM to use its reasonable efforts to bring the Games into material compliance with the Specifications, without undue delay.

PIXIEM's responsibility for defects in the Game is limited to what is stated above. C-Valley can thus not assert any other claim against PIXIEM on the basis of defects in the Game.

To the extent permitted by applicable law, THE FOREGOING LIMITED WARRANTY STATES THE ONLY WARRANTIES MADE BY PIXIEM AND IS IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, AND PIXIEM DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS, INCLUDING ANY IMPLIED WARRANTY OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12 FORCE MAJEURE

Neither Party will be liable for failure to fulfill or for delay in fulfilling its obligations when due to causes beyond its reasonable control, which are independent of any action of either Party and prevent the fulfillment of this Agreement and could not be avoided or overcome without unreasonable expense or hardship (hereinafter the "**Force Majeure**").

The Party whose performance of a term or terms of this Agreement is prevented or delayed by an event of Force Majeure must advise the other Party by notice in writing of the occurrence of the event of Force Majeure as soon as possible, and must do all things reasonably possible to mitigate any loss being caused to the other Party by reason of the event of Force Majeure. The Party shall also notify the other Party of the termination of an event of Force Majeure.

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13 INDEMNIFICATION

PIXIEM warrants that the Game supplied by it do not infringe any intellectual property right enforceable in the agreed Territory.

PIXIEM shall at its own expense defend C-Valley against claims that a Game infringes any of the above-mentioned rights of a third party provided that C-Valley promptly notifies PIXIEM in writing of such claims and gives to PIXIEM the sole right to control and direct the investigation, preparation, defense or settlement of such claims, and gives to PIXIEM all necessary information and reasonable assistance available and the necessary authorizations. PIXIEM shall pay all damages awarded in a trial to a third party, if C-Valley has acted in accordance with the terms and conditions of this Section 13.

If in the justified opinion of PIXIEM the Game infringes or likely to infringe any intellectual property rights of a third party, PIXIEM shall have the right, without obligation and at its sole option, at its own expense to

a) obtain the right of continued use of the Game for C-Valley for the Purpose; or

b) replace the Game with functionally unaltered release; or

c) modify the Game in order to eliminate the infringement, provided that such modification has no material effect to the functionality of the Game.

If none of the above-mentioned alternatives is available to PIXIEM on reasonable terms, PIXIEM may terminate this Agreement upon written notice to C-Valley. In the event of such termination, PIXIEM shall refund to C-Valley all payments paid to PIXIEM pursuant to this Agreement.

PIXIEM shall, however, shall have no indemnification obligation under this Section 13 if the subject claim

a) is asserted by an Affiliate; or

b) results from alteration or modification of the Games or Converted Games by C-Valley or from compliance with C-Valley's instructions; or

c) results from the use of the Game in combination with any product not supplied by PIXIEM; or

d) could have been avoided by the use of a released and equivalent and functionally unaltered version of the Game offered for use to C-Valley without any charge or costs; or

e) results from porting or localization of the Games outside the scope of this Agreement; or

f) marketing, distribution or sale of the Converted Games outside the scope of this Agreement.

The liability of PIXIEM for infringement of intellectual property rights shall be limited to this section "Indemnification".

C-Valley will defend any action against PIXIEM claiming that any software provided by PIXIEM to End-Users infringes or misappropriates any patent, copyright, trademark, trade secret or intellectual property right;

C-Valley shall indemnify PIXIEM for any reasonable expense incurred by PIXIEM in connection with the foregoing. C-Valley's obligations under this section are conditioned upon C-Valley having sole control of any such action, and upon PIXIEM notifying C-Valley immediately in writing of the claim and giving authority, information, and assistance necessary to settle or defend such claim.

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14 LIMITATION OF LIABILITY

IN NO EVENT SHALL PIXIEM OR ANY OF ITS AFFILIATES OR SUPPLIERS BE LIABLE UNDER ANY LEGAL THEORY WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT, PRODUCT LIABILITY, OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOSS OF USE, LOST DATA, LOST PROFITS, BUSINESS INTERRUPTION, PROCUREMENT OF A SUBSTITUTE GOOD OR SERVICES, OR ANY OTHER DAMAGES OR LOSSES, EVEN IF PIXIEM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. SOME JURISDICTION DO NOT ALLOW THE LIMITATION OF LIABILITY OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THIS LIMITATION MAY NOT APPLY TO PIXIEM. IN NO EVENT SHALL PIXIEM's AGGREGATE LIABILITY UNDER THIS AGREEMENT OR FOR BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER LEGAL THEORY, EXCEED THE LESSER OF: (A) TOTAL AMOUNTS PAID BY C-VALLEY TO PIXIEM UNDER THIS AGREEMENT OR (B) $10,000. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO PIXIEM'S INTENTIONAL AND MATERIAL BREACH OF ITS OBLIGATIONS HEREUNDER.

15 TRANSFER OF THE AGREEMENT

Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party. Both Parties may however transfer this Agreement in conjunction with a possible transfer of its business or to the Party's parent company or Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, subsidiaries, successors and assigns.

16 NOTICES

Any notice, communication or other document authorized or required to be given or served pursuant to this Agreement must, unless otherwise specifically provided for by this Agreement, be in writing addressed to the address above or to such other address as may be notified by a Party to the other Party in writing and may be served by personal delivery, pre-paid post or facsimile.

17 TERM AND TERMINATION

This Agreement enters into force as of the later date of signature of the Agreement by the Parties. The term of this Agreement will continue until terminated, with or without cause, by giving the other Party at least two (2) months written notice of termination or terminated earlier in accordance with the provisions hereof.

This Agreement may be terminated with immediate effect by written notice by the non-defaulting Party in the event that:

a) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice;

b) the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or

c) there is a direct or indirect change of ownership of the shares in C-Valley or if any agreements are entered into whereby control over or a substantial portion of C-Valley's operations passes over into the hands of an undertaking that is in competition with PIXIEM.

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18 EFFECT OF TERMINATION OR EXPIRATION

In the event of termination or other expiration of validity of this Agreement

a) All rights granted by PIXIEM to C-Valley under this Agreement shall forthwith terminate and C-Valley shall immediately cease to use the Game(s) or Converted Game(s), Marketing Material, Copyrights, and Marks;

b) The Parties shall return at their own cost all originals and copies of the Game, Converted Games, other possible items licensed under this Agreement and any of the other Party's confidential information to the other Party or, at the other Party's option, destroy such originals and copies without keeping or making any copy, note, description, file or picture or any other item whatsoever containing, referring to or pertaining to such objects; and

c) The Parties shall provide the other Party with a written certificate of the measures taken in accordance with the above subsections (a)-(b) of this section.

Despite the termination or expiration of this Agreement, PIXIEM's right for the Revenue Share and for other fees continues and remains in force as agreed between the Parties as long as C-Valley receives annual license fee or other revenues for the Converted Games from the End-User(s). Termination of this Agreement will not discharge either Party from performing any obligations or from payment of any sums already due or arising by reason of the termination.

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING without limitation INCIDENTAL damages, CONSEQUENTIAL DAMAGES, loss of goodwill, prospective profits or anticipated income, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON ACCOUNT OF TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

The terms and conditions of this Agreement that by their nature or otherwise reasonably should survive the termination of other expiration of validity of the Agreement shall be deemed to survive, including, without limitation, Sections 3, 4, 10, 13, 14, and applicable provisions of 19, and 20.

19 MISCELLANEOUS

Any failure or delay by a Party in exercising any right or remedy hereunder shall not constitute a waiver of that right. If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable, in whole or in part, this Agreement shall continue to be valid as to the other provisions of it and the remainder of the affected provision. The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement. This Agreement may be amended only in written form. This Agreement and its Appendices constitute the complete and exclusive statement between the Parties and it supersedes all proposals and representations, written or oral, and all other communication between the parties relating to the subject matter of the Agreement. This Agreement may be amended only by a separate agreement signed by duly authorized representatives of the Parties and by referring to this Agreement and identifying the agreed amendments. The parties' obligations under this Agreement, which by their nature would continue beyond termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

20 GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, China. Any dispute relating to this Agreement shall be finally resolved in arbitration in Hong Kong, China. However, nothing in this clause shall be deemed as preventing either Party from seeking relief from the courts in any venue as necessary to protect its name, Marks, Confidential Information, Know-How, Copyrights, patents or other intellectual property rights.

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In witness whereof, the Parties hereto, have executed this Agreement in two identical originals by their duly authorized officers.

Sep. 5, 2005	Beijing Sept 2, 2005
PIXIEM, Inc.	C-Valley (Beijing) Information Technology Co., Ltd.
By Hongsuk Lee	By Leo Liu
Name HONGSUK LEE	Name Xiao Qing Leo Liu
Title President & CEO	TitlePresident & Chief Executive Officer

APPENDIX 1 – FEES AND REVENUE SHARE

Revenue Share

PIXIEM shall be entitled to a revenue share for the sale of each Converted Game provided by C-Valley and its Affiliates to End-Users. The revenue arising from download, license and other fees for the Game in the Transaction Price shall be shared after carriers' and offline distribution outlets' deduction and relative government taxes (referring to the attached revenue sharing model which is subject to unpredictable change by carriers. The revenue share ratio between the Parties is as follows:

- fifty percent (50%) to PIXIEM

- fifty percent (50%) to C-Valley

Transaction clearance and payment:

- carrier sales report shall be provided by C-Valley no later than ten (10) business days after C-Valley receives it from carriers

- offline sales report shall be provided by C-Valley no later than ten (10) business days after the end of the month

- all payment shall be made in the currency of RMB; however, PIXIEM has the option that payment shall be made in the currency of USD, and if so, the transaction clearance cycle time shall be subject to the approval cycle time on foreign currency conversion by relative Chinese Governmental Authorities and ten percent (10%) withholding tax shall be applied and deducted and paid by C-Valley to the appropriate Chinese Governmental Authorities.

- payment on carriers' OTA download shall be made no later than fifteen (15) business days after C-Valley receives payment from carriers and invoice from PIXIEM

- payment on offline distribution shall be made no later than fifteen (15) business days after C-Valley receives invoice from PIXIEM.

In addition to any remedies PIXIEM may have hereunder or a law, any payments more than thirty (30) days overdue will bear a late payment fee of 1.5% per month commencing from the payment due date. If the foregoing would not be enforceable under applicable law, then the applicable late payment fee shall be an amount equal to the maximum rate allowed by law, accruing from the payment due date.

C-Valley's marketing activities

C-Valley confirms that it will market the Games sufficiently to get end-user exposure for the Games and to generate downloads for the Games.

HS

APPENDIX 2 – GAME SPECIFICATIONS

The Parties agree on the licensing following Game(s) to be used for the Purpose of the License Agreement for Distribution of Mobile Game(s) dated effective ____________, , 2005.

Wimbledon 2005

Product Description

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(Screen shots)


WIMBLEDON
2005

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Territory

China, People's Republic, excluding its territorial possession (including, without limitation, Taiwan)

Other Terms and Conditions

No Minimum Download Fee applicable.

Distribute on only China Unicom BREW and Unijava Platform.